Exhibit 10.7

PROGRESS SOFTWARE CORPORATION
Performance-Based Stock Unit Agreement
Under The
Amended and Restated Progress Software Corporation
2008 Stock Option and Incentive Plan

Name of Grantee:
This Notice of Award of Performance-Based Stock Units (“Notice”) evidences the award of performance-based stock units (each, a “PSU,” and collectively, the “PSUs”) of Progress Software Corporation, a Delaware corporation (the “Company”), that have been granted to you pursuant to the Amended and Restated Progress Software Corporation 2008 Stock Option and Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms and conditions of the attached Performance-Based Stock Unit Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each PSU is equivalent in value to one share of the Company’s Stock and represents the Company’s commitment to issue one share of the Company’s Stock at a future date, subject to the terms of the Agreement and the Plan. The PSUs are credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company. Capitalized terms not explicitly defined herein shall have the meaning set forth in the Plan or Award Agreement.
Grant Date:
Performance Measurement Period:
Target Number of PSUs:
Maximum Number of PSUs:
Vesting Date:
Vesting Schedule: All of the PSUs are nonvested and forfeitable as of the Grant Date. Subject to the terms of the Agreement, so long as your Service is continuous from the Grant Date through the applicable date upon which the Vesting Date is scheduled to occur, the number of PSUs vested will be based on the Performance Goals as stated in Exhibit A. In the event your Service is terminated (A) due to death or Disability or (B) without Cause or due to your Involuntary Termination following a Change in Control, you will become vested as set forth in Section 3 of the Agreement.

Progress Software Corporation.	Date

I acknowledge that I have carefully read the Agreement and the prospectus for the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the PSUs or the Company.

Signature of Grantee	Date

PROGRESS SOFTWARE CORPORATION
Amended and Restated Progress Software Corporation
2008 Stock Option and Incentive Plan

Terms and Conditions of Performance-Based Stock Units
1.Award. Each performance-based stock unit (“PSU”) granted pursuant to this award (this “Award”) represents a promise by the Company to issue to the individual whose name appears on the Notice (the “Grantee”) one share of Common Stock of the Company (the “Stock”) for each such PSU, subject to the restrictions and conditions set forth below, including Exhibit A hereto, the Notice to which these Terms and Conditions are attached and the Amended and Restated Progress Software Corporation 2008 Option and Incentive Plan (the “Plan”). Terms used but not otherwise defined herein have the meaning ascribed to such terms in the Plan.
2.Defined Terms. For purposes of this Award the following terms shall have the following meanings:
(a)“Cause” shall mean, as determined by the Board, (i) any act of dishonesty taken by the Grantee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Grantee (including but not limited to any acts of fraud, serious dereliction of fiduciary obligation, and embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company or a third party), (ii) the conviction of a felony, plea of guilty or nolo contendere, to a felony charge or any criminal act involving moral turpitude, or participation in criminal activity which, if prosecuted, would qualify as a felony or crime involving moral turpitude, (iii) a willful act by the Grantee which constitutes gross misconduct and which is injurious to the Company or reasonably likely to result in harm to the Company or to bring the Company into disrepute, (iv) an unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party, (v) reporting to work or a work-related function under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Grantee’s duties to the Company, (vi) a material violation of any Company rule, regulation or policy, or (vii) a refusal to substantially perform Grantee’s duties to the Company.
(b)“Change in Control” shall mean the occurrence of any of the following events:
(A)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, whether by tender offer, or otherwise; or
(B)A change in the composition of the Company’s Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Agreement Date, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors of the Company as of the Grant Date set forth in the Notice of Award of Performance-Based Stock Unit, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(C)The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately prior thereto representing less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.
(D)The liquidation of the Company; or the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to the Award (or any portion of the Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (A), (B), (C) or (D) above with respect to the Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Compensation Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(c)“Disability” shall mean that the Grantee has been unable to perform his or her duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Grantee or the Grantee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
(d)“Involuntary Termination” shall mean (i) without the Grantee’s express written consent, the assignment to the Grantee of any duties or the significant reduction of the Grantee’s duties, either of which is materially inconsistent with the Grantee’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Grantee from such position and responsibilities, which is not effected for Disability or for Cause; (ii) a material reduction by the Company in the base compensation of the Grantee as in effect immediately prior to such reduction; (iii) the relocation of the Grantee to a facility or a location more than fifty (50) miles from the Grantee’s then present location, without the Grantee’s express written consent;. An Involuntary Termination shall be effective upon written notice by the Grantee describing in appropriate detail the conduct alleged to constitute an Involuntary Termination within ninety (90) days of its occurrence (or, if such Involuntary Termination occurred as a result of more than one event set forth in this subparagraph (d), within ninety (90) days following the earliest of such events). The failure by the Grantee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Grantee hereunder or preclude the Grantee from asserting such fact or circumstance in enforcing his or her rights hereunder. The Company will have thirty (30) days following such notice to cure the conduct alleged to constitute an Involuntary Termination and the Grantee must resign within thirty (30) days of the expiration of the Company’s cure period.
(e)“Service” shall mean Grantee’s employment, service as a non-executive director, or other service relationship with the Company and its Subsidiaries. Grantee’s Service will be considered to have ceased with the Company and its Subsidiaries if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which Grantee is employed or otherwise has a service relationship is not Progress Software Corporation or its successor or a Subsidiary of Progress Software Corporation or its successor.

3.Vesting of PSUs. The PSUs will be earned, vest and become non-forfeitable in whole, in part, or not at all, on the Vesting Date set forth in the Notice.
If Grantee's employment terminates prior to the Vesting Date for any reason other than Grantee's death or Disability, Grantee shall forfeit all right, title and interest in and to the PSUs as of the date of such termination. In addition, any PSUs that fail to vest in accordance with the terms of this Award will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.
If the Grantee's employment is terminated by reason of his or her death or Disability, then the PSUs will be vested and converted to Stock based on actual performance through the Performance Measurement Period which shall be considered the Vesting Date and shares of Stock will be delivered pursuant to Section 5.
Upon a Change in Control of the Company, the following shall occur:
(a)If the PSUs are assumed or continued following a Change in Control, the Compensation Committee shall determine the actual number of PSUs that are eligible to be earned based on the greater of (i) actual attainment of the Performance Goals as set forth in Exhibit A as of the effective date of the Change in Control (as if the Change in Control was the last day of the Performance Measurement Period) or (ii) the Target Number of PSUs as set forth in the Notice. Any such PSUs shall not be deemed vested and earned until the conclusion of the original Performance Measurement Period, subject to the continued employment of the Grantee through such Vesting Date, and shares of Stock shall be issued for the earned and vested PSUs on the Settlement Date, subject to paragraph (b) of this Section 3. For example, if a Change in Control occurs during the 12th month of the Performance Measurement Period, after the Compensation Committee has determined the number of PSUs that are eligible to be earned as of the effective date of the Change in Control, the PSUs shall not be deemed fully vested and earned until the end of the 36th month of the original Performance Measurement Period so long as the Grantee is continuously employed with the Company through such date, subject to paragraph (b) of this Section 3.
(b)If the PSUs are assumed or continued following a Change in Control, in the event that subsequent to a Change in Control, an Involuntary Termination occurs or the Company terminates Grantee’s Service for any reason other than Cause, all outstanding PSUs held by such Grantee shall immediately vest and become settled within 10 days thereafter in the amount equal to the number of PSUs that the Compensation Committee determined earned as of the effective date of the Change in Control.
(c)If as a result of a Change in Control, the surviving corporation (or its ultimate parent) does not agree to assume or continue the PSUs, then immediately prior to the effective time of the Change in Control, the PSUs shall become 100% vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Measurement Period had been achieved at target and the Target Number of PSUs shall be settled immediately prior to the effective time of the Change in Control which shall be deemed the Settlement Date for purposes of this Agreement.
4.Restrictions. Until such time as a PSU vests and the underlying share of Stock is issued to the Grantee, the Grantee shall have no voting rights and, subject to the following sentence, no rights to any dividends or other distributions with respect to such underlying share of Stock. Each PSU granted shall accrue dividend equivalent rights in an amount equal to the per-share dividend declared by the Company on shares of Stock at such times as such dividends are declared by the Company; provided, that, such dividend equivalent rights shall be settled in cash only upon vesting of the PSU as set forth in Paragraph 6 below.
5.Delivery of Shares of Stock. Subject to tax withholding as provided in Paragraph 9 below, upon the vesting of a PSU, the Grantee shall receive one share of Stock for such PSU. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. Shares of Stock acquired pursuant to this Award shall, at the Company’s option, be represented either by paper stock certificates issued and delivered to the Grantee by the Company or by electronic book entries in the Grantee’s Stock Plan Administrator account. The shares of Stock shall be delivered as soon as practicable after the Vesting Date; provided that in no event shall any payment be made later than March 15th of the year following the last day of the Performance Measurement Period (the “Settlement Date”).
6.Dividend Equivalent Rights. If and when cash dividends or other cash distributions are paid with respect to shares of Stock while PSUs are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Stock then underlying the PSUs will be credited by the Company to an account for Grantee and shall be accumulated without interest (“Dividend Equivalent Rights”) until the Settlement Date. Dividend Equivalent Rights credited to Grantee’s account with respect to earned and vested PSUs shall be distributed to Grantee in cash on the Settlement Date for such PSUs. Grantee shall have no right to Dividend Equivalent Rights accumulated with respect to PSUs that are forfeited, and any such unearned Dividend Equivalent Rights will be reconveyed to the Company without further consideration or any act or action by Grantee.
7.Transferability. This Award is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The PSUs (and any accrued Dividend Equivalent Rights) may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company and any such attempt to transfer the PSUs will not be honored.
8.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Copies of the Plan are available on the Company’s intranet site or upon request. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award, the provisions of the Plan shall be controlling and determinative.
9.Tax Withholding Requirements. There may be tax consequences to the award of, the Dividend Equivalent Rights accrued with respect to, or the vesting of any portion of, the PSUs, depending upon the circumstances and country of citizenship of the Grantee. In particular, upon the vesting of any portion of the PSUs, the Company may be required to withhold taxes based on the value of the Stock underlying such PSUs on the Vesting Date and/or Settlement Date, as applicable. The Grantee is advised to consult with a competent tax advisor for additional information about any such tax consequences. The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the PSUs or Dividend Equivalent Rights. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s corporate secretary (the “Secretary”), by withholding from the settlement of the PSUs shares of Stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Award will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
10.Cessation of Vesting. All vesting with respect to the PSUs shall cease immediately upon the termination, whether by the Company or by the Grantee, of the Grantee’s Service with the Company or a Subsidiary for any reason, with or without cause, voluntary or involuntary subject to Section 3.
11.Adjustments. In the event of any adjustments in outstanding shares of Stock as provided in the Plan, the number and class of PSUs and Dividend Equivalent Rights or other securities to which the Grantee shall be entitled pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change, provided that any such additional PSUs or Dividend Equivalent Rights or additional or different shares or securities shall remain subject to the restrictions in this Agreement.
12.Unfunded Obligation. The PSUs are an unfunded obligation of the Company, and as a holder of PSUs, the Grantee will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Grantee and the Company or any other person.
13.Limitation of Rights. The PSUs do not confer to Grantee or Grantee's executors or administrators any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the PSUs. Nothing in this Award shall interfere with or limit in any way the right of the Company to terminate Grantee's employment at any time, nor confer upon Grantee any right to continue in employment of the Company.
14.Successors in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s heirs, executors, administrators and successors.
15.Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Company; provided that no such action may be taken which adversely affects the rights of the Grantee, except to the extent such action is required by statute, or rules and regulations promulgated thereunder, or as otherwise permitted hereunder.
16.Clawback The Grantee’s rights with respect to this Award shall in all events be subject to (a) all rights that the Company may have under any Company written clawback or recoupment policy or other written agreement or arrangement with the Participant and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission in effect on the Grant Date or thereafter.
17.Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) of the Code. However, if this award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A, and if the Grantee is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i)) as of the date of the Grantee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h) of the Code), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares of Stock issued thereafter in accordance with the original issuance schedule set forth in this Agreement, but if and only if such delay in the issuance of the shares of Stock is necessary to avoid the imposition of taxation on the Participant in respect of the Stock under Section 409A.

EXHIBIT A

The PSUs, if any, will be earned and will become fully vested, in whole or in part, on the Vesting Date set forth in the Notice of Award of Performance Based Stock Units, based on the Company's attainment of one or both of the Performance Goals set forth below, subject to Grantee’s continued Service with the Company through the conclusion of the Performance Measurement Period, except as set forth in the Agreement.

75% of the PSUs shall be earned based on the achievement of Cumulative non-GAAP operating income, as determined by the Compensation Committee in its sole discretion, as follows:

Performance Level	Cumulative non-GAAP operating income	% of 75% of the Target PSU Earned
Below Threshold	Less than $[ ]M	0%
Threshold	$[ ]M	100%
Interim	$[ ]M	150%
Maximum	$[ ]M	200%
If Threshold Performance Level achieved, Awards interpolated on a linear basis for performance within stated Performance Levels

Dollar amounts are in millions using budgeted exchange rates. If the Company’s operating margin (Cumulative non-GAAP operating income/revenues) in any of the three annual periods in the Performance Measurement Period is below 35%, the number of PSUs earned shall be 0.

The Compensation Committee may adjust the Cumulative non-GAAP operating income for any year during the Performance Measurement Period, to recognize (1) the effect of accounting changes in accordance with generally accepted accounting principles, and (2) acquisitions or dispositions during the Performance Measurement Period.

25% of the PSUs shall be earned based on Company’s TSR Percentile Rank Relative to its Peer Group, as determined by the Compensation Committee in its sole discretion, as follows:

Performance Level	TSR Percentile Rank Relative to Peer Group	% of 25% of the Target PSU Earned
Below Threshold	Less than 35th Percentile	0%
Threshold	35th Percentile	50%
Target	55th Percentile	100%
Interim	75th Percentile	150%
Maximum	90th Percentile	200% (Maximum)
If Threshold Performance Level achieved, Awards interpolated on a linear basis for performance within stated Performance Levels

Notwithstanding anything to the contrary contained herein, if the Company’s TSR for the Performance Measurement Period is negative, any PSUs earned shall be capped at 100%.
The definitions and calculation of the Company’s Percentile Rank Relative to its Peer Group shall be as follows:
(a) TSR means a company’s total shareholder return, calculated based on the stock price appreciation during the Performance Measurement Period plus the value of dividends paid on such stock during the Performance Measurement Period (which shall be deemed to have been reinvested in the underlying company’s stock).

(b)Percentile Rank Relative to Peer Group means the percentile ranking of the Company with the constituents of the Peer Group with respect to TSR, which is (Ending Stock Price – Beginning Stock Price + Dividends Paid) / Beginning Stock Price as follows:

Where “Beginning Stock Price” means the daily average closing price of one share of common stock for the thirty trading days prior to the first day of the Performance Measurement Period;

Where “Ending Stock Price” means the daily average closing price of one share of common stock for the thirty trading days prior to and including the last day of the Performance Measurement Period;

Where “Dividends” means the total of all cash dividends paid on one share of common stock during the stock price calculation period, assumed to be reinvested in additional shares of common stock on the ex-dividend date.

(c)Peer Group means the S&P Software and Services Select Industry Index defined as of the first day of the Performance Measurement Period.

(d)Relative Total Shareholder Return or Relative TSR means the Company’s TSR relative to the TSR of the Peer Group. Following the calculation of the TSR of the Company and each company in the Peer Group for the Performance Measurement Period, the Company and each Company in the Peer Group will be ranked in order of maximum to minimum according to their respective TSR for the Performance Measurement Period. After this ranking, the percentile performance of the Company relative to the Peer Group will be determined as follows:

Where: “P” represents the percentile performance, which will be rounded, if necessary, to the nearest whole percentile by application of standard scientific rounding conventions.
“N” represents the number of companies in the Peer Group, plus one (i.e., the Company).
“R” represents the Company’s ranking versus the Peer Group.
Example: If there are 1000 Peer companies in the Peer Group, and the Company ranked 501st out of 1001 (i.e., 1000 Peer companies, plus the Company), the performance would be at the 50th percentile: .50 = 1 – ((501-1)/(1001-1)).
(e)The Compensation Committee shall make the following adjustments to the calculation of the Relative Total Shareholder Return or the composition of the Peer Group during the Performance Measurement Period as follows:  (1)  if a member of the Peer Group is acquired by or merges with another company outside the Peer Group, or during the Performance Measurement Period announces that it will be acquired by or merged with another company outside the Peer Group, then the surviving entity or acquired Peer Group company will be removed from the Peer Group for the entire Performance Measurement Period; (2) if a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Measurement Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Measurement Period, in which case it will be removed from the Peer Group for the entire Performance Measurement Period; (3) if a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the entire Performance Measurement Period; (4) if a member of the Peer Group is delisted on all  major stock exchanges, such delisted company will remain in the Peer Group positioned at one level below the lowest performing non-delisted Peer Group company. In the case of multiple delistings, the delisted companies will be positioned below the non-delisted companies in reverse chronological order by delisting date for the entire Performance Measurement Period; (5) to the extent that the Company and/or any member of the Peer Group splits its stock or declares a distribution of shares, such company’s total shareholder return performance will be appropriately adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies; (6) members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Measurement Period will remain in the Peer Group and with an assumed total shareholder return of – 100%; (7) in the event of a merger, acquisition or business combination transaction of a member of the Peer Group with or by another member of the Peer Group, the surviving entity shall remain a member of the Peer Group; and (8) the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.